Exhibit 10.27

October 23, 2019

Josias Fantato de Pontes

Re: Employment by Sigilon, Inc.

Dear Josias:

Sigilon, Inc. (the "Company") is pleased to confirm its offer to employ you as VP, Head of Finance reporting to Glenn Reicin, Chief Financial Officer. It is understood that you will be employed by the Company in such capacity or such other capacity as may be mutually agreed upon by the Company and you from time to time. Your effective date of hire as a regular, full-time employee will be on or around November 4, 2019.

Your compensation for this position will be at the rate of $250,000 per year. Your base salary will be paid semi-monthly in equal installments and in accordance with the Company's payroll practices and procedures.

You will also be eligible to receive an annual bonus, determined at the sole discretion of the Board and based upon both the Company's performance and your individual performance. Your initial bonus target will be 25% of your base salary. Bonuses are intended to retain valuable Company employees, and a bonus is not payable unless you are an employee of the Company on the date that such bonus is scheduled to be paid.

In addition to cash compensation, the Company may ask the Board of Directors of the Company (the "Board") to grant stock options to purchase shares of common stock of the Company. Your target option grant will be at 150,000 stock options. These options are recommended to the Board and granted to employees, at the sole discretion of the Board, based on outstanding performance. The price per share for such grant will be equal to the fair market value of the common stock on the date of grant as determined by the Board. Options generally vest quarterly, over a four-year period beginning on the date of the grant, subject to a one-year cliff. In all respects, these options will be governed by a Stock Incentive Plan and applicable Stock Option Agreement.

You will be eligible to participate in the Company's standard benefit programs, including holidays, 4 weeks of vacation, medical and vision insurance, dental insurance, and life insurance. Benefits are described in the Benefits Summary, a copy of which is enclosed.

You understand that your employment by the Company creates a relationship of confidence with respect to confidential and proprietary information belonging to the Company and third parties. In light of the foregoing and as a condition of your employment, you must sign and abide by the Company’s standard Employee Non-Solicitation, Confidentiality and Assignment Agreement (the "Proprietary Information Agreement"), copies of which are enclosed. As a Company employee, you will be expected to abide by Company policies and procedures as may be in effect from time to time.

It is understood that you are an "at-will" employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason without prior notice and without additional compensation to you.

Your normal place of work will be 100 Binney Street, Suite 600, Cambridge, MA 02142, however, it is understood that the Company may change your normal place of work according to the Company's future needs.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company. This offer of employment is contingent upon successful completion of a background check.

This Letter, along with the Proprietary Information Agreement, sets forth the complete and exclusive agreement between you and the Company with regard to your employment with the Company, and supersedes any prior representations or agreements about this matter, whether written or verbal. This Letter may not be modified or amended except by a written agreement signed by you and an authorized member of the Board.

Please indicate your acceptance of this offer by signing and dating this letter and returning it by

October 24, 2019.

We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

/s/ Vanya Sagar

Sigilon Therapeutics, Inc.

Vanya Sagar, MPA

Chief Human Resources Officer

Accepted and Agreed:

/s/ Josias Pontes

Date: October 23, 2019